Exhibit 99.1

NEWS RELEASE

For Immediate Release
Tuesday July 30, 2024

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS SECOND-QUARTER RESULTS
•Net sales of $3.2 billion, down 15.1% year-over-year
•Reported earnings per share of $(4.92) and adjusted earnings per share(1) of $2.53
•2024 sales and earnings outlook lowered in response to further softening market conditions
•Agreement to divest the Grain & Protein business announced on July 25, 2024

    DULUTH, GA – July 30 – AGCO, (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $3.2 billion for the second quarter ended June 30, 2024, a decrease of 15.1% compared to the second quarter of 2023. Reported net loss was $(4.92) per share for the second quarter of 2024, which includes the estimated loss on the Grain & Protein business held for sale, and adjusted net income(1) was $2.53 per share. These results compare to reported net income of $4.26 per share and adjusted net income(1) of $4.29 per share, for the second quarter of 2023. Excluding unfavorable foreign currency translation of 0.9%, net sales in the second quarter of 2024 decreased 14.2% compared to the second quarter of 2023.

    Net sales for the first six months of 2024 were approximately $6.2 billion, which is a decrease of 13.7% compared to 2023. For the first six months of 2024, reported net loss was $(2.67) per share, which includes the estimated loss on the Grain & Protein business held for sale, and adjusted net income(1) was $4.85 per share. These results compare to reported net income of $7.36 per share and adjusted net income(1) of $7.80 per share for the same period in 2023. Currency translation impacts were flat for the first six months of 2024 compared to the same period in 2023.

    “While we continue to successfully execute our Farmer-first strategy, second quarter results were influenced by weakening market conditions and significant production cuts aimed at reducing our Company and dealer inventories,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Declines in commodity prices and lower projected farm income in 2024 have negatively affected farmer sentiment, further dampening global industry demand. Given the current environment, we are taking aggressive actions, including our recently announced restructuring program, to control expenses, reduce production levels and lower investments in working capital. We are balancing these near-term cost reductions with continued investment in our longer-term high-margin growth initiatives that will help deliver more sustainable results through the economic cycles.”

    “On July 25th, we announced an agreement to divest the Grain & Protein business,” continued Hansotia. “The divestiture of this business supports our strategic transformation, recently accelerated by the PTx Trimble joint venture. Divesting allows us to streamline and sharpen our focus on AGCO’s portfolio of award-winning agricultural machinery and precision ag technology products. Going forward, we will be better positioned for long-term growth in our higher margin and higher free cash flow generating businesses. Simultaneously, it will raise our profitability through the cycle as Grain & Protein has historically been a below average margin business.”

Second Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) (4.4)%, North America (16.0)%, South America (41.7)%, Asia/Pacific/Africa (“APA”) (33.6)%
•Constant currency regional sales results(1)(2)(3): EME (3.7)%, North America (15.8)%, South America (39.2)%, APA (32.6)%
•Regional operating margin performance: EME 15.2%, North America 9.2%, South America 3.6%, APA 7.9%
•Paid a variable special dividend of $2.50 per share in addition to the $0.29 quarterly dividend

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to second quarter 2023.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Six Months Ended June 30, 2024	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(8)%	(11)%
South America(5)	(14)%	(35)%
Western Europe(5)	(5)%	(20)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    “Crop production forecasts are predicting healthy harvests across most major agricultural production regions,” said Hansotia. “Commodity prices have trended down as we’ve moved through the planting season and into summer, further pressuring farm income. We continue to expect increased adoption of precision technology, but more challenging farm economics are resulting in weaker global industry demand across most equipment categories. In the first half of 2024, retail tractor industry demand fell by an average of 8% across the three major regions.”

    North American industry retail tractor sales decreased 8% during the first six months of 2024 compared to the first six months of 2023. Sales declines in smaller equipment were more significant than most of the larger equipment categories. Combine unit sales were down 11% in the first half of 2024 compared to the same period in 2023. Lower projected farm income and a refreshed fleet are expected to continue to pressure industry demand for the remainder of 2024, resulting in weaker North American industry sales compared to 2023.

    South American industry retail tractor sales decreased 14% during the first six months of 2024 compared to the first six months of 2023. Strong declines were consistent across Brazil, Argentina and the smaller South American markets. Demand in Brazil was negatively magnified by the floods in Rio Grande do Sul while also continuing to be affected by funding shortfalls of the government-subsidized loan program and a challenging first harvest in the Cerrado region. Following three strong years, retail demand in South America is expected to further soften in 2024 as a result of lower commodity prices and farm income.

    In Western Europe, industry retail tractor sales decreased 5% during the first six months of 2024 compared to the first six months of 2023 with the weakest conditions in Italy, the United Kingdom and Scandinavia. Industry demand is expected to soften for the remainder of 2024 as lower income levels pressure demand from arable farmers, while healthy demand from dairy and livestock producers is expected to mitigate some of the decline.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2024	2023	% change from 2023	% change from 2023 due to currency translation(6)	% change from 2023 due to acquisition of a business(6)	% change excluding currency translation and acquisitions
North America	$837.8	$996.8	(16.0)%	(0.2)%	2.5%	(18.3)%
South America	348.9	598.6	(41.7)%	(2.5)%	0.5%	(39.7)%
EME	1,902.9	1,990.8	(4.4)%	(0.7)%	1.7%	(5.4)%
APA	157.0	236.5	(33.6)%	(1.0)%	2.2%	(34.8)%
Total	$3,246.6	$3,822.7	(15.1)%	(0.9)%	1.8%	(16.0)%

Six Months Ended June 30,	2024	2023	% change from 2023	% change from 2023 due to currency translation(6)	% change from 2023 due to acquisition of a business(6)	% change excluding currency translation and acquisitions
North America	$1,567.4	$1,919.9	(18.4)%	0.1%	1.3%	(19.8)%
South America	652.3	1,102.4	(40.8)%	(0.3)%	0.3%	(40.8)%
EME	3,631.9	3,694.6	(1.7)%	0.2%	0.9%	(2.8)%
APA	323.7	439.3	(26.3)%	(1.6)%	1.2%	(25.9)%
Total	$6,175.3	$7,156.2	(13.7)%	—%	0.9%	(14.6)%

(6) See footnotes for additional disclosures.

North America

    North American net sales decreased 19.8% in the first six months of 2024 compared to the same period in 2023, excluding the impact of favorable currency translation and favorable impact of an acquisition. Softer industry sales, lower end-market demand and de-stocking efforts all contributed to lower sales. The most significant sales declines occurred in the hay equipment, mid-range and high-horsepower tractor categories. Income from operations for the first six months of 2024 decreased $119.9 million compared to the same period in 2023 and operating margins were 7.6%. The decrease resulted from lower sales and production, as well as higher warranty expenses and selling, general, and administrative expenses (“SG&A expenses”).

South America

    Net sales in AGCO’s South American region decreased 40.8% in the first six months of 2024 compared to the same period in 2023, excluding the impact of unfavorable currency translation and favorable impact of an acquisition. Softer industry sales and under-production of retail demand drove most of the decrease. Lower sales of tractors and combines accounted for most of the decline. Income from operations in the first six months of 2024 decreased by $192.1 million compared to the same period in 2023. This decrease was primarily a result of lower sales and production volumes as well as negative pricing.

Europe/Middle East

    Europe/Middle East region net sales decreased 2.8% in the first six months of 2024 compared to the same period in 2023, excluding the impact of favorable currency translation and favorable impact of an acquisition. Growth in Germany, Turkey and France was offset by lower sales across nearly all the other European markets. Declines across nearly all equipment categories were mostly offset by increased sales of high-horsepower tractors. Income from operations increased $36.8 million and operating margins improved 120 basis points in the first six months of 2024, compared to the same period in 2023. The improvement was driven by a favorable sales mix related to high-horsepower tractors.

Asia/Pacific/Africa

    Net sales in Asia/Pacific/Africa decreased 25.9%, excluding unfavorable currency translation impacts and favorable impact of an acquisition, in the first six months of 2024 compared to the same period in 2023 due to weaker end market demand and lower production volumes. Lower sales in China, Australia and Africa drove most of the decline. Income from operations decreased by $18.6 million in the first six months of 2024 compared to the same period in 2023 due to lower sales volumes.

Outlook

    On April 1, 2024, AGCO acquired an 85% stake in PTx Trimble, and Trimble holds a 15% stake. AGCO began consolidating the PTx Trimble joint venture into its consolidated financial statements on April 1, 2024. In addition, on July 25, 2024, AGCO announced the entry into a definitive agreement to sell its Grain & Protein business, which is expected to be completed prior to year-end.

    AGCO’s net sales for 2024, including the positive impact of PTx Trimble, are expected to be approximately $12.5 billion, reflecting lower sales volumes and adverse foreign currency translation. Adjusted operating margins are projected to be approximately 9%, reflecting the consolidation of PTx Trimble as well as the impacts of lower sales, lower production volumes, increased cost controls and modestly lower investments in engineering. Based on these assumptions, 2024 adjusted earnings per share are targeted at approximately $8.00.

* * * * *
    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Tuesday, July 30. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” Section. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

* * * * *
Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.

•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit and tariffs imposed on exports to and imports from China.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.
•Any resurgence of COVID-19, or other future pandemics, could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2023, and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *
About AGCO

    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio including core brands like Fendt®, GSI®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $14.4 billion in 2023. For more information, visit www.agcocorp.com. For company news, information, and events, please follow us on X: @AGCOCorp. For financial news on X, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$657.3	$595.5
Accounts and notes receivable, net	1,465.9	1,605.3
Inventories, net	3,499.4	3,440.7
Other current assets	583.1	699.3
Current assets held for sale	433.0	—
Total current assets	6,638.7	6,340.8
Property, plant and equipment, net	1,802.1	1,920.9
Right-of-use lease assets	168.4	176.2
Investments in affiliates	518.3	512.7
Deferred tax assets	499.0	481.6
Other assets	442.3	346.8
Noncurrent assets held for sale	448.3	—
Intangible assets, net	689.9	308.8
Goodwill	2,451.5	1,333.4
Total assets	$13,658.5	$11,421.2

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$320.2	$15.0
Accounts payable	1,075.7	1,207.3
Accrued expenses	2,543.1	2,903.8
Other current liabilities	154.2	217.5
Current liabilities held for sale	270.3	—
Total current liabilities	4,363.5	4,343.6
Long-term debt, less current portion and debt issuance costs	3,595.2	1,377.2
Operating lease liabilities	127.4	134.4
Pension and postretirement health care benefits	164.7	170.5
Deferred tax liabilities	111.5	122.6
Other noncurrent liabilities	666.0	616.1
Noncurrent liabilities held for sale	27.9	—
Total liabilities	9,056.2	6,764.4
Redeemable noncontrolling interests	548.4	—
Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	9.2	4.1
Retained earnings	5,930.6	6,360.0
Accumulated other comprehensive loss	(1,886.7)	(1,708.1)
Total AGCO Corporation stockholders’ equity	4,053.8	4,656.7
Noncontrolling interests	0.1	0.1
Total stockholders’ equity	4,053.9	4,656.8
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$13,658.5	$11,421.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2024	2023
Net sales	$3,246.6	$3,822.7
Cost of goods sold	2,409.1	2,817.0
Gross profit	837.5	1,005.7
Selling, general and administrative expenses	379.8	350.3
Engineering expenses	137.8	138.8
Amortization of intangibles	31.7	14.1
Impairment charges	5.1	—
Restructuring expenses	30.2	6.1
Loss on business held for sale	494.6	—
Income (loss) from operations	(241.7)	496.4
Interest expense, net	29.9	5.8
Other expense, net	65.3	78.0
Income (loss) before income taxes and equity in net earnings of affiliates	(336.9)	412.6
Income tax provision	41.6	111.0
Income (loss) before equity in net earnings of affiliates	(378.5)	301.6
Equity in net earnings of affiliates	9.6	17.6
Net income (loss)	(368.9)	319.2
Net loss attributable to noncontrolling interests	1.8	—
Net income (loss) attributable to AGCO Corporation and subsidiaries	$(367.1)	$319.2
Net income (loss) per common share attributable to AGCO Corporation and subsidiaries:
Basic	$(4.92)	$4.26
Diluted	$(4.92)	$4.26
Cash dividends declared and paid per common share	$2.79	$5.28
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.9
Diluted	74.7	75.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2024	2023
Net sales	$6,175.3	$7,156.2
Cost of goods sold	4,568.0	5,295.6
Gross profit	1,607.3	1,860.6
Selling, general and administrative expenses	730.2	682.1
Engineering expenses	268.7	258.4
Amortization of intangibles	45.6	28.9
Impairment charges	5.1	—
Restructuring expenses	31.2	7.5
Loss on business held for sale	494.6	—
Income from operations	31.9	883.7
Interest expense, net	31.8	6.3
Other expense, net	116.1	128.4
Income (loss) before income taxes and equity in net earnings of affiliates	(116.0)	749.0
Income tax provision	110.7	231.2
Income (loss) before equity in net earnings of affiliates	(226.7)	517.8
Equity in net earnings of affiliates	25.8	34.0
Net income (loss)	(200.9)	551.8
Net loss attributable to noncontrolling interests	1.8	—
Net income (loss) attributable to AGCO Corporation and subsidiaries	$(199.1)	$551.8
Net income (loss) per common share attributable to AGCO Corporation and subsidiaries:
Basic	$(2.67)	$7.37
Diluted	$(2.67)	$7.36
Cash dividends declared and paid per common share	$3.08	$5.52
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.9
Diluted	74.7	75.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(200.9)	$551.8
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	128.5	110.1
Amortization of intangibles	45.6	28.9
Stock compensation expense	16.1	27.3
Impairment charges	5.1	—
Loss on business held for sale	494.6	—
Equity in net earnings of affiliates, net of cash received	(25.1)	(33.3)
Deferred income tax benefit	(25.2)	(22.6)
Other	19.4	13.7
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(123.3)	(495.3)
Inventories, net	(373.3)	(555.1)
Other current and noncurrent assets	(62.1)	(241.1)
Accounts payable	59.8	1.2
Accrued expenses	(178.5)	128.7
Other current and noncurrent liabilities	84.8	120.7
Total adjustments	66.4	(916.8)
Net cash used in operating activities	(134.5)	(365.0)
Cash flows from investing activities:
Purchases of property, plant and equipment	(193.0)	(237.0)
Proceeds from sale of property, plant and equipment	1.3	0.4
Purchase of businesses, net of cash acquired	(1,902.2)	(0.9)
Investments in unconsolidated affiliates, net	(0.2)	(26.2)
Other	(0.1)	(3.9)
Net cash used in investing activities	(2,094.2)	(267.6)
Cash flows from financing activities:
Proceeds from indebtedness	2,585.4	780.2
Repayments of indebtedness	(1.7)	(11.4)
Payment of dividends to stockholders	(229.9)	(414.1)
Payment of minimum tax withholdings on stock compensation	(11.3)	(20.2)
Payment of debt issuance costs	(15.2)	—
Investments by noncontrolling interests, net	8.1	—
Net cash provided by financing activities	2,335.4	334.5
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(24.9)	(27.9)
Increase (decrease) in cash, cash equivalents and restricted cash	81.8	(326.0)
Cash, cash equivalents and restricted cash, beginning of period	595.5	789.5
Cash, cash equivalents and restricted cash, end of period(1)	$677.3	$463.5
____________________________________
(1) Includes $20.0 million of cash and cash equivalents classified as held for sale as of June 30, 2024.

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. For the six months ended June 30, 2024 and 2023, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $2.4 billion and $1.9 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. During the six months ended June 30, 2024 and 2023, the cash received from these arrangements was approximately $221.4 million and $227.4 million, respectively.

    Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $35.9 million and $63.8 million during the three and six months ended June 30, 2024, respectively. Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately and $30.3 million and $58.8 million during the three and six months ended June 30, 2023, respectively.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2024 and December 31, 2023, these finance joint ventures had approximately $187.7 million and $211.3 million, respectively, of outstanding accounts receivable associated with these arrangements.

2.    INVENTORIES

    Inventories, net at June 30, 2024 and December 31, 2023, excluding amounts classified as held for sale, were as follows (in millions):

	June 30, 2024	December 31, 2023
Finished goods	$1,605.1	$1,460.7
Repair and replacement parts	808.6	823.1
Work in process	279.0	255.2
Raw materials	806.7	901.7
Inventories, net	$3,499.4	$3,440.7

3.    INDEBTEDNESS

    Long-term debt, excluding amounts classified as held for sale, consisted of the following at June 30, 2024 and December 31, 2023 (in millions):

	June 30, 2024	December 31, 2023
Credit facility, expires 2027	$760.0	$—
Term Loan Facility borrowings	500.0	—
5.450% Senior notes due 2027	400.0	—
5.800% Senior notes due 2034	700.0	—
0.800% Senior notes due 2028	642.0	664.0
1.002% EIB Senior term loan due 2025	267.5	276.7
EIB Senior term loan due 2029	267.5	276.7
EIB Senior term loan due 2030	181.9	—
Senior term loans due between 2025 and 2028	156.8	162.1
Other long-term debt	1.0	3.1
Debt issuance costs	(13.0)	(3.1)
	3,863.7	1,379.5
Less:
Current portion of other long-term debt	(1.0)	(2.3)
1.002% EIB Senior term loan due 2025	(267.5)	—
Total long-term indebtedness	$3,595.2	$1,377.2

    As of June 30, 2024 and December 31, 2023, the Company had short-term borrowings due within one year, excluding the current portion of long-term debt, of approximately $51.7 million and $12.7 million, respectively.

European Investment Bank ("EIB") Senior Term Loan due 2030

    On January 25, 2024, the Company entered into an additional multi-currency Finance Contract with the EIB permitting the Company to borrow up to €170.0 million. On February 15, 2024, the Company borrowed €170.0 million (or approximately $181.9 million as of June 30, 2024) under the arrangement. The loan matures on February 15, 2030. Interest is payable on the term loan at 3.416% per annum, payable semi-annually in arrears.

5.450% Senior Notes due 2027 and 5.800% Senior Notes due 2034

    On March 21, 2024, the Company issued (i) $400.0 million aggregate principal amount of 5.450% Senior Notes due 2027 (the “2027 Notes”) and (ii) $700.0 million aggregate principal amount of 5.800% Notes due 2034 (the “2034 Notes”, and together with the 2027 Notes, the “Notes”). The Notes are unsecured and guaranteed on a senior unsecured basis, jointly and severally, by certain direct and indirect subsidiaries of the Company. The 2027 Notes mature on March 21, 2027, and interest is payable semi-annually, in arrears, at 5.450%. The 2034 Notes mature on March 21, 2034, and interest is payable semi-annually, in arrears, at 5.800%.

Credit Facility and Term Loan Facility

    The Company has a credit facility providing for a $1.25 billion multi-currency unsecured revolving credit facility (“Credit Facility”) that matures on December 19, 2027. Interest accrues on amounts outstanding for any borrowings denominated in United States dollars, at the Company’s option, at either (1) the Secured Overnight Financing Rate (“SOFR”) plus 0.1% plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating, or (2) the base rate, which is the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) Term SOFR for a one-month tenor plus 1.0%, plus a margin ranging from 0.000% to 0.875% based on the Company’s credit rating. Interest accrues on amounts outstanding for any borrowings denominated in Euros at the Euro Interbank Offered Rate (“EURIBOR”) plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating. As of June 30, 2024, the Company had $760.0 million in outstanding borrowings under the revolving credit facility.

    In December 2023, the Company amended the Credit Facility to allow for incremental borrowings in the form of a delayed draw term loan facility in an aggregate principal amount of $250.0 million. In March 2024, the Company further amended the Credit Facility to increase this amount by $250.0 million, for an aggregate amount of $500.0 million (“Term Loan Facility”). The Company drew down the Term Loan Facility on March 28, 2024. Borrowings under the Term Loan Facility bear interest at the same rate and margin as the Credit Facility. The Term Loan Facility matures on December 19, 2027. As of June 30, 2024, the Company had $500.0 million outstanding under the Term Loan Facility.

    The increase in indebtedness as of June 30, 2024 compared to December 31, 2023 related to the PTx Trimble joint venture transaction that closed on April 1, 2024. The Company financed the joint venture transaction through a combination of the Senior Notes due 2027 and 2034, the Term Loan Facility and the remainder through other borrowings and cash on hand.

4.    RESTRUCTURING EXPENSES

    On June 24, 2024, the Company announced a restructuring program in response to increased weakening demand in the agriculture industry (the “Program”). The initial phase of the Program is focused on further reducing structural costs, streamlining the Company’s workforce and enhancing global efficiencies related to changing the Company’s operating model for certain corporate and back-office functions and better leveraging technology and global centers of excellence. The Company estimates that it will incur charges for one-time termination benefits of approximately $150 million to $200 million in connection with this phase of the Program, primarily consisting of cash charges related to severance payments, employees benefits and related costs. The Company expects the majority of these cash charges will be incurred in 2024 and the first half of 2025. Once fully implemented, the Company expects this phase of the Program to yield annual run-rate benefits and cost savings of approximately $100 million to $125 million.

    Additionally, in recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and Asia, in order to reduce costs in response to fluctuating global market demand.

    As of December 31, 2023, accrued severance and other costs related to previous rationalizations were approximately $7.8 million. During the three and six months ended June 30, 2024, the Company recorded an additional $30.1 million and $31.2 million, respectively, of severance and related costs primarily associated with the Program and paid approximately $2.1 million and $5.5 million, respectively, of severance costs. The $32.6 million of accrued severance and other related costs as of June 30, 2024, inclusive of approximately $0.5 million of negative foreign currency translation impacts, are expected to be paid primarily during the next 12 months. As of June 30, 2024, the Company reclassified $0.4 million of accrued severance to current liabilities held for sale in the Company’s Condensed Consolidated Balance Sheets.

5.    BUSINESS HELD FOR SALE
    On July 25, 2024, the Company announced it had entered into a definitive agreement to sell its Grain & Protein (“G&P”) business, and as of June 30, 2024, the business met the criteria to be classified as held for sale. The Company recognizes assets and liabilities held for sale at the lower of carrying value or fair market value less costs to sell. The Company determined the intended sale of the G&P business does not represent a strategic shift that will have a major effect on the consolidated results of operations, and therefore results of this business were not classified as discontinued operations. The results of the G&P business are included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa reportable segments. We expect to receive proceeds of approximately $700.0 million from the sale, subject to customary working capital and other adjustments. Upon classification as held for sale, the Company recognized an impairment charge of $494.6 million, which represents the estimated loss on the business held for sale, and is included within “Loss on business held for sale” in the Company's Condensed Consolidated Statements of Operations. The estimated loss includes $84.6 million of cumulative translation adjustment losses related to the assets expected to be divested and an estimate of costs to sell the business. The closing of the transaction is subject to customary closing conditions and is expected to be completed in the second half of 2024.

6.    SEGMENT REPORTING

    The Company has four operating segments that are also its reportable segments, which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2024 and 2023 are as follows (in millions):

Three Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2024
Net sales	$837.8	$348.9	$1,902.9	$157.0	$3,246.6
Income from operations	76.7	12.6	288.5	12.4	390.2

2023
Net sales	$996.8	$598.6	$1,990.8	$236.5	$3,822.7
Income from operations	136.9	121.4	295.2	20.9	574.4

Six Months Ended June 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2024
Net sales	$1,567.4	$652.3	$3,631.9	$323.7	$6,175.3
Income from operations	119.1	28.8	571.4	20.4	739.7

2023
Net sales	$1,919.9	$1,102.4	$3,694.6	$439.3	$7,156.2
Income from operations	239.0	220.9	534.6	39.0	1,033.5

    A reconciliation from the segment information to the consolidated balances for income (loss) from operations is set forth below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Segment income from operations	$390.2	$574.4	$739.7	$1,033.5
Impairment charges	(5.1)	—	(5.1)	—
Loss on business held for sale	(494.6)	—	(494.6)	—
Corporate expenses	(62.9)	(45.0)	(115.9)	(87.1)
Amortization of intangibles	(31.7)	(14.1)	(45.6)	(28.9)
Stock compensation expense	(7.4)	(12.8)	(15.4)	(26.3)
Restructuring expenses	(30.2)	(6.1)	(31.2)	(7.5)
Consolidated income (loss) from operations	$(241.7)	$496.4	$31.9	$883.7

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis and excluding a recent acquisition, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income (loss) from operations, net income (loss) and net income (loss) per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three and six months ended June 30, 2024 and 2023 (in millions, except per share data):

	Three Months Ended June 30,
	2024			2023
	Income (Loss) From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)	Income From Operations(2)	Net Income(1)(2)	Net Income Per Share(1)
As reported	$(241.7)	$(367.1)	$(4.92)	$496.4	$319.2	$4.26
Restructuring expenses(3)	30.2	25.1	0.34	6.1	5.3	0.07
Amortization of PTx Trimble acquired intangibles(4)	18.2	11.5	0.15	—	—	—
Transaction-related costs(5)	27.0	20.0	0.27	—	—	—
Impairment charges(6)	5.1	5.1	0.07	—	—	—
Loss on business held for sale(7)	494.6	494.6	6.62	—	—	—
Brazilian tax amnesty program(8)	—	—	—	—	(3.2)	(0.04)
As adjusted	$333.4	$189.2	$2.53	$502.4	$321.4	$4.29

(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the three months ended June 30, 2024 and June 30, 2023 related primarily to severance and other related costs associated with the Company’s Program and rationalization of certain manufacturing facilities and administrative offices.
(4)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(5)    The transaction related costs recorded during the three months ended June 30, 2024 related to the Company’s acquisition of Trimble Inc.’s agriculture business through the formation of the PTx Trimble joint venture and to the announced divestiture of the Company’s Grain & Protein business.
(6)    The impairment charges recorded during the three months ended June 30, 2024 related to the impairment of certain amortizing intangible assets and an investment in affiliate.
(7)    The Company classified its Grain & Protein business as held for sale as of June 30, 2024 and recorded a loss on business held for sale of $494.6 million.
(8)    During the three months ended March 31, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. During the three months ended June 30, 2023, the Company updated its best estimate of U.S. income tax credits associated with the ultimate settlement under the amnesty program by recording a benefit within “Income tax provision” of approximately $3.2 million.

	Six Months Ended June 30,
	2024			2023
	Income From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)
As reported	$31.9	$(199.1)	$(2.67)	$883.7	$551.8	$7.36
Restructuring expenses(3)	31.2	25.8	0.35	7.5	6.3	0.08
Amortization of PTx Trimble acquired intangibles(4)	18.2	11.5	0.15	—	—	—
Transaction-related costs(5)	33.2	24.6	0.33	—	—	—
Impairment charges(6)	5.1	5.1	0.07	—	—	—
Loss on business held for sale(7)	494.6	494.6	6.62	—	—	—
Brazilian tax amnesty program(8)	—	—	—	—	26.4	0.35
As adjusted	$614.2	$362.5	$4.85	$891.2	$584.5	$7.80

(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the six months ended June 30, 2024 and June 30, 2023 related primarily to severance and other related costs associated with the Company’s Program and rationalization of certain manufacturing facilities and administrative offices.
(4)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(5)    The transaction related costs recorded during the six months ended June 30, 2024 related to the Company’s acquisition of Trimble Inc.’s agriculture business through the formation of the PTx Trimble joint venture and to the announced divestiture of the Company’s Grain & Protein business.
(6)    The impairment charges recorded during the six months ended June 30, 2024 related to the impairment of certain amortizing intangible assets and an investment in affiliate.
(7)    The Company classified its Grain & Protein business as held for sale as of June 30, 2024 and recorded a loss on business held for sale of $494.6 million.
(8)    During the six months ended June 30, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. The Company recorded its best estimate of the ultimate settlement under the amnesty program of approximately $26.4 million within “Income tax provision” during the six months ended June 30, 2023, net of associated U.S. income tax credits.

    The following is a reconciliation of adjusted operating margin for the three and six months ended June 30, 2024 and 2023 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$3,246.6	$3,822.7	$6,175.3	$7,156.2

Income (loss) from operations	(241.7)	496.4	31.9	883.7
Adjusted income from operations(1)	$333.4	$502.4	$614.2	$891.2
Operating margin(2)	(7.4)%	13.0%	0.5%	12.3%
Adjusted operating margin(2)	10.3%	13.1%	9.9%	12.5%
(1) Refer to the previous table for the reconciliation of income (loss) from operations to adjusted income from operations.
(2) Operating margin is defined as the ratio of income (loss) from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    Adjusted targeted operating margin and earnings per share excludes restructuring expenses, amortization of PTx Trimble acquired intangible assets, transaction-related costs, impairment charges and loss on business held for sale.

    The following table sets forth, for the three and six months ended June 30, 2024 and 2023, the impact to net sales of currency translation and a recent acquisition by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation		Change due to acquisition of a business
	2024	2023	% change from 2023	$	%	$	%
North America	$837.8	$996.8	(16.0)%	$(1.6)	(0.2)%	$25.1	2.5%
South America	348.9	598.6	(41.7)%	(15.2)	(2.5)%	3.1	0.5%
Europe/Middle East	1,902.9	1,990.8	(4.4)%	(14.6)	(0.7)%	34.1	1.7%
Asia/Pacific/Africa	157.0	236.5	(33.6)%	(2.4)	(1.0)%	5.2	2.2%
	$3,246.6	$3,822.7	(15.1)%	$(33.8)	(0.9)%	$67.5	1.8%

	Six Months Ended June 30,			Change due to currency translation		Change due to acquisition of a business
	2024	2023	% change from 2023	$	%	$	%
North America	$1,567.4	$1,919.9	(18.4)%	$1.5	0.1%	$25.1	1.3%
South America	652.3	1,102.4	(40.8)%	(3.8)	(0.3)%	3.1	0.3%
Europe/Middle East	3,631.9	3,694.6	(1.7)%	9.2	0.2%	34.1	0.9%
Asia/Pacific/Africa	323.7	439.3	(26.3)%	(7.0)	(1.6)%	5.2	1.2%
	$6,175.3	$7,156.2	(13.7)%	$(0.1)	—%	$67.5	0.9%